Exhibit 4.1

FIRST AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This First Amendment to Warrant to Purchase Common Stock (the “Amendment”) is dated as of December 10, 2014, by and between Alcatel-Lucent Participations, S.A., (the “Holder”) and Ikanos Communications, Inc. (the “Company”).

RECITALS

A.	Company issued a Warrant to Purchase Common Stock dated as of September 29, 2014 to Holder, bearing warrant number 5 (the “Warrant”).

B.	In connection with the execution of an amendment to the Loan and Security Agreement of even date herewith between Company and Alcatel-Lucent USA, Inc., the Holder and the Company have agreed to modify the terms of the Warrant as set forth herein.

NOW, THEREFORE, the Company and Holder agree as follows:

1. The preamble to the Warrant is amended and restated in its entirety to read as follows:

“Ikanos Communications, Inc., a corporation organized under the laws of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alcatel-Lucent Participations, S.A., the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), Three Million One Hundred Fifty Seven Thousand Eight Hundred Ninety Four (3,157,894) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”). Holder’s right to purchase the Warrant Shares shall be exercisable at any time or times on or after the date hereof, but not after 5:30 p.m., San Francisco time, on the Expiration Date. Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.”

2. Section 2(b) of the Warrant shall be deleted in its entirety and replaced with the following text: “[Intentionally omitted.].”

3. Section 4 of the Warrant shall be deleted in its entirety and replaced with the following text:

“4. FUNDAMENTAL TRANSACTIONS. In the event of a Fundamental Transaction, either (i) Holder shall exercise this Warrant pursuant to

Section 1 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Fundamental Transaction or (ii) if the Weighted Average Price of one Warrant Share is greater than the Exercise Price immediately prior to the consummation of a Fundamental Transaction and Holder does not exercise the Warrant, this Warrant will be deemed exercised in accordance with Section 1(c) immediately prior to the consummation of such Fundamental Transaction.”

4. Holder represents this it is the beneficial and record owner of the Warrant and that such Warrant is owned by Holder free and clear of all liens, other than restrictions on transfer that may be imposed by state or federal securities laws.

5. Holder acknowledges that Holder’s signature below constitutes Holder’s consent to this Amendment to the extent required by the terms of the Warrant.

6. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Amendment shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

7. Except as specifically modified herein, the Warrant remains in full force and effect. This Amendment may be executed in counterparts, all of which shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this First Amendment to Warrant to Purchase Common Stock to be duly executed as of the date first set forth above.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Omid Tahernia
Name: Omid Tahernia
Title: President & Chief Executive Officer

ALCATEL-LUCENT PARTICIPATIONS, S.A.

By:	/s/ Remi Thomas
Name: Remi Thomas
Title: Head of M&A and Corporate
Development